Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of AOL Inc. on Form S-8 dated March 4, 2011 pertaining to the TheHuffingtonPost.com, Inc. Long-Term Incentive Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of AOL Inc. and the effectiveness of internal control over financial reporting of AOL Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 25, 2011